Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 30, 2025 with respect to the financial statements of Applied Digital Corporation (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in the Annual Report on Form 10-K of the Company for the year ended May 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

November 19, 2025